Exhibit 10.1

PUBCO STOCKHOLDER SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made and entered into as of February 13, 2026, by and among XTEND Reality Expansion Ltd., a company organized under the laws of the State of Israel (the “Company”), and American Ventures LLC, Series XIV JFB (the “Shareholder”). The Company and the Shareholder are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, concurrently with the execution hereof, the Company, JFB Construction Holdings, a Nevada corporation (“Pubco”), Xtend AI Robotics, Inc., a Delaware corporation (“Newco”), and XT Merger Sub 2, Inc., a Nevada corporation and direct, wholly-owned subsidiary of Newco (“Merger Sub 2”), are entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, (i) Merger Sub 2 will be merged with and into Pubco, with Pubco surviving as a direct, wholly-owned subsidiary of Newco (the “Pubco Merger”) and (ii) immediately after the Pubco Merger, Merger Sub 1 will be merged with and into the Company (the “Company Merger”), with the Company surviving as a direct, wholly-owned subsidiary of Newco;

WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Class A Common Stock of Pubco, Class B Common Stock of Pubco, and Preferred Stock of Pubco (collectively, “Pubco Shares”), set forth on Schedule A (all such Pubco Shares, together with any Pubco Shares that are hereafter issued to the Shareholder in connection with an Adjustment prior to the Expiration Time or otherwise acquired by the Shareholder prior to or in connection with the Pubco Merger (the “After-Acquired Shares”), being referred to herein as the “Covered Shares”), provided, however, that, when used with respect to voting or consenting by or in the name of the Shareholder or any other Person acting on the Shareholder’s behalf hereunder with respect to Pubco Shares, the term “Covered Shares” shall only include the securities that are entitled to be voted (in a particular general or class vote of the shareholders), or for which the Shareholder or any other Person acting on the Shareholder’s behalf is entitled to consent (in a particular general or class vote of the shareholders), with respect thereto (which, for the avoidance of doubt, shall not include unissued Pubco Shares that are subject to future issuance upon the exercise of options to acquire Pubco Shares or, with respect to unissued Pubco Shares that are subject to future issuance upon the exercise of the Pubco Warrants, any unissued Pubco Shares that are not available to be converted or exercised pursuant to the “blocker” provisions of the Pubco Warrants), and nothing herein shall affirmatively require (and the Shareholder undertakes no obligation or makes no representation or warranty related to) the conversion, exercise or exchange of any security into securities entitled to be voted (in a particular general or class vote of the shareholders), or for which the Shareholder is entitled to consent or act (in a particular general or class vote of the shareholders), with respect thereto; and

WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, and as a material inducement and in consideration therefor, the Shareholder has entered into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used in this Agreement, the following terms have the meanings set forth below:

“Adjustment” means any stock (or share) split (including a reverse stock (or share) split), stock (or share) dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction with respect to the capital stock (or share capital) of Pubco.

“Adverse Proposal” means: (i) any Pubco Acquisition Proposal; (ii) any action, proposal or transaction that would reasonably be expected to result in a breach of any covenant, agreement, representation or warranty or any other obligation of Pubco set forth in the Merger Agreement or of the Shareholder contained in this Agreement; or (iii) any other action, proposal or transaction that is intended, or would reasonably be expected, to materially impede, interfere with, be inconsistent with, delay, postpone or prevent the consummation of, or otherwise adversely affect, the Pubco Merger, the other transactions contemplated by this Agreement or the Merger Agreement.

“Affiliates” shall mean, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person; provided, that other than with respect to Section 9.18, no direct or indirect portfolio companies (as such term is understood in the private equity industry) or investments of or affiliated with any Shareholder or any of its Affiliates shall be deemed or treated as an Affiliate of such Shareholder.

“Expiration Time” shall mean the earlier to occur of (a) the Company Effective Time, and (b) the valid termination of the Merger Agreement in accordance with its terms.

“Minimum Price” shall mean the greater of $10.00 and the twenty trading day VWAP price of the Newco Common Stock on NASDAQ (subject to adjustment for any share split (including a reverse share split), share dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction with respect to the share capital of Newco), provided, however that the reference to Newco Common Stock shall be changed to Pubco Common Stock for the first twenty trading days following the closing of the Transactions.

“Measurement Period” shall mean the trailing twenty trading day period on the NASDAQ stock market preceding the Request Date for the Transfer, provided, however that the reference to Newco Common Stock shall be changed to Pubco Common Stock for the first twenty trading days following the closing of the Transactions.

“Pubco Common Stock” means the common stock, par value $0.0001 per share, of Pubco.

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“Request Date” shall mean the date on which the Shareholder requests to Transfer Newco Covered Shares pursuant to Section 2.3 of this Agreement.

“Trading Period” shall mean twenty trading day period on the NASDAQ stock market following the Request Date.

“Transfer” shall mean any direct or indirect (i) sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), voluntarily or involuntarily, or entry into any contract, option or other arrangement or understanding with respect to any sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of any Covered Shares (excluding, for the avoidance of doubt, any sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer pursuant to this Agreement or the Merger Agreement) or any right, title or interest therein; (ii) (x) deposit of any Covered Shares into a voting trust, (y) entry into a support agreement with respect to any Covered Shares (other than this Agreement), or (z) grant of any irrevocable or revocable proxy, corporate representative appointment or power of attorney (or other consent or authorization with respect to any Covered Shares) with respect to any Covered Shares (other than as set forth in this Agreement); or (iii) any agreement or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) or (ii); provided, however, that Transfer shall not include: (1) with respect to any Pubco Options held by the Shareholder that expire on or prior to the termination of this Agreement, any transfer, sale or other disposition of any Covered Shares to Pubco as payment for the (i) exercise price of such Pubco Options and (ii) taxes applicable to the exercise of such Pubco Options or (2) with respect to any Pubco RSUs granted to the Shareholder, (i) any transfer for the net settlement of such Pubco RSUs settled in Covered Shares (to pay any tax withholding obligations) or (ii) any transfer for receipt upon settlement of such Pubco RSUs, and the sale of a sufficient number of Covered Shares acquired upon settlement of such securities as would generate sales proceeds sufficient to pay the aggregate taxes payable by the Shareholder as a result of such settlement, (3) any indirect Transfer of limited partner interests in any Shareholder or any investment fund affiliated with any Shareholder; provided, that such transfer does not result in any Person (other than the Person that directly or indirectly ultimately controls such Shareholder as of the date hereof) directly or indirectly ultimately controlling the general partner or controlling entity of such limited partnership or investment fund.

“Volume Limitation” shall mean 8% of the average daily trading volume of Newco Common Stock on NASDAQ over the Measurement Period, provided, however that the reference to Newco Common Stock shall be changed to Pubco Common Stock for the first twenty trading days following the closing of the Transactions.

“VWAP” means, for any date, the price determined by the then listed or quoted on NASDAQ, the daily volume weighted average price of the Newco Common Stock for such date (or the nearest preceding date) on NASDAQ on which the Newco Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a day on which the Newco Common Stock is traded on NASDAQ from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)).

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2. No Transfer; No Inconsistent Arrangements.

2.1 From the date hereof until the date on which the Pubco Stockholder Approval shall have been obtained, the Shareholder agrees not to Transfer any Covered Shares; provided, however, that the Shareholder may, (x)(i) if the Shareholder is an individual, (a) Transfer any Covered Shares to any members of the Shareholder’s immediate family, or to a trust solely for the benefit of the Shareholder or any member of the Shareholder’s immediate family (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin), or to a partnership, limited liability company or other entity of which the Shareholder and/or any member of the Shareholder’s immediate family are the legal and beneficial owners of all of the outstanding equity securities of such entity or similar interest and the Shareholder controls all of the voting power of such entity, (b) Transfer any Covered Shares by operation of law, such as pursuant to a qualified domestic order, divorce settlement or divorce decree and (c) Transfer any Covered Shares by will or under the laws of intestacy upon the death of the Shareholder, (ii) if the Shareholder is a corporate entity, limited liability company, or partnership, Transfer any Covered Shares to any other Person which directly or indirectly controls, is controlled by or is under common control with such Shareholder; but in the case of each of the foregoing clauses (i) and (ii), only if all of the representations and warranties of the Shareholder would be true and correct upon such Transfer and the transferees agree in writing to be bound by the obligations set forth herein with respect to such Covered Shares as if they were the Shareholder hereunder, with the Company named as an express third-party beneficiary of such agreements; (iii) release the Covered Shares from any pledge, lien or encumbrance existing on the date hereof so long as such release would not prohibit, limit, otherwise conflict with or impede (in any respect) the Shareholder’s compliance with its obligations pursuant to this Agreement; and (iv) pledge, lien or encumber any portion of the Covered Shares so long as such pledge, lien or encumbrance would not prohibit, limit, otherwise conflict with or impede (in any respect) the Shareholder’s compliance with its obligations pursuant to this Agreement (any such Transfer, a “Permitted Transfer”); (y) if any involuntary Transfer of any of the Shareholder’s Covered Shares shall occur (including a sale by the Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Covered Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect in accordance with the terms and conditions hereof until the Expiration Time. Any action taken in violation of the immediately preceding sentence shall, to the fullest extent permitted by Law, be null and void ab initio. Nothing herein shall limit, restrict or impose any obligation or commitment with respect to Shares that are not Covered Shares.

2.2 From the date hereof until the Expiration Time, the Shareholder shall not, directly or indirectly, take any action that would reasonably be expected to make any of the Shareholder’s representations or warranties under this Agreement untrue or incorrect in any material respect.

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2.3 From the signing of the Merger Agreement until one hundred eighty (180) days following the Closing Date (the “Lock-up Period”), the Shareholder agrees not to Transfer any Newco Common Stock or Newco Preferred Stock issued to such Shareholder in connection with the Transactions or after the Closing Date, unless acquired by such Shareholder in ordinary brokerage transactions on Newco’s primary trading market after closing of the Closing Date (the “Newco Covered Shares”); provided, however, that the Shareholder may, (x)(i) if the Shareholder is an individual, (a) Transfer any Newco Covered Shares to any members of the Shareholder’s immediate family, or to a trust solely for the benefit of the Shareholder or any member of the Shareholder’s immediate family (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin), or to a partnership, limited liability company or other entity of which the Shareholder and/or any member of the Shareholder’s immediate family are the legal and beneficial owners of all of the outstanding equity securities of such entity or similar interest and the Shareholder controls all of the voting power of such entity, (b) Transfer any Newco Covered Shares by operation of law, such as pursuant to a qualified domestic order, divorce settlement or divorce decree and (c) Transfer any Newco Covered Shares by will or under the laws of intestacy upon the death of the Shareholder, (ii) if the Shareholder is a corporate entity, limited liability company, or partnership, Transfer any Newco Covered Shares to any other Person which directly or indirectly controls, is controlled by or is under common control with such Shareholder; but in the case of each of the foregoing clauses (i) and (ii), only if all of the representations and warranties of the Shareholder would be true and correct upon such Transfer and the transferees agree in writing to be bound by the obligations set forth herein with respect to such Newco Covered Shares as if they were the Shareholder hereunder, with the Company named as an express third-party beneficiary of such agreements; or (y) Transfer any Newco Covered Shares in connection with the sale of such Newco Covered Shares if (i) the price per share of such Newco Covered Shares is not less than the Minimum Price during the applicable Trading Period; (B) such Transfer does not exceed the Volume Limitation during the applicable Trading Period (provided, however, that this clause (y)(B) shall not apply in the event that the price at which each Newco Covered Shares is sold is over $16.00, subject to adjustment for any share split (including a reverse share split), share dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction with respect to the share capital of Newco); and (iii) such Transfer does not subject the recipient of the Covered Shares to the reporting requirements of Section 16 of the Exchange Act. If any involuntary Transfer of any of the Shareholder’s Newco Covered Shares shall occur (including a sale by the Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Newco Covered Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect in accordance with the terms and conditions hereof until the date that is eighty (180) days after the Closing Date. Any action taken in violation of the immediately preceding sentence shall, to the fullest extent permitted by Law, be null and void ab initio.

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3. Agreement to Vote.

(a) Agreement to Vote. From the date hereof until the Expiration Time, the Shareholder irrevocably and unconditionally agrees that, at every meeting of the shareholders or of any class of shareholders of Pubco, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the shareholders or any class of shareholders of Pubco, the Shareholder shall, in each case, to the fullest extent that the Shareholder’s Covered Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Covered Shares to be counted as present thereat for the purpose of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all such Covered Shares (i) in favor of (A) the consummation of the transactions contemplated by the Merger Agreement, (B) all of the matters, actions and proposals necessary to consummate the transactions contemplated by the Merger Agreement, and (C) any other transaction contemplated by the Merger Agreement or other matters that would reasonably be expected to facilitate the Pubco Merger, including any proposal to adjourn or postpone such meeting of the Pubco’s stockholders to a later date if there are not sufficient votes to approve the adoption of the Merger Agreement; and (ii) against any Adverse Proposal. The obligations of the Shareholder in this Section 3 shall not be affected by any Pubco Change of Recommendation. The Shareholder shall retain at all times the right to vote the Covered Shares in the Shareholder’s sole discretion, and without any other limitation, on any matters other than those expressly set forth in this Section 3.1 that are at any time or from time to time presented for consideration to the Pubco’s stockholder generally. For the avoidance of doubt, the foregoing commitments in this Section 3.1 apply to any Covered Shares held by any trust, limited partnership or other entity directly or indirectly holding Covered Shares over which the applicable Shareholder exercises direct or indirect voting control (if any).

(b) From the date hereof until the Expiration Time, the Shareholder irrevocably and unconditionally agrees that, at every meeting of the shareholders or of any class of shareholders of Pubco, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the shareholders or any class of shareholders of Pubco, the Shareholder shall, in each case, to the fullest extent that the Shareholder’s Covered Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Covered Shares to be counted as present thereat for the purpose of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all such Covered Shares in favor of election of directors of Pubco and Newco effective as of the Closing as contemplated by Section 6.21 of the Merger Agreement.

(c) From the Closing Date, the Shareholder irrevocably and unconditionally agrees that for as long as the Shareholder holds Newco Common Stock, that every meeting of the shareholders or of any class of shareholders of Pubco, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the shareholders or any class of shareholders of Pubco, the Shareholder shall, in each case, to the fullest extent that the Shareholder’s Covered Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Covered Shares to be counted as present thereat for the purpose of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all such Covered Shares in favor of the recommendations of the board of directors of Newco.

3.2 Irrevocable Proxy. The Shareholder hereby appoints Pubco and any designee of Pubco, and each of them individually, until the Expiration Time (at which time this proxy shall automatically be revoked), its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote during the term of this Agreement with respect to the Covered Shares in accordance with Section 3.1. This proxy and power of attorney is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by the Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy, and shall revoke any and all prior proxies granted by the Shareholder with respect to the Covered Shares. The power of attorney granted by the Shareholder herein is a durable power of attorney and shall survive the bankruptcy, death, or incapacity of such Shareholder.

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4. Additional Covenants.

4.1 No Solicitation. The Shareholder agrees to be bound by and comply with the provisions of Section 5.4 of the Merger Agreement, as if it was a direct party thereto, and such provisions are incorporated hereto mutatis mutandis; with it being understood that each Shareholder shall be entitled to take any action that would be permitted by Section 5.4 of the Merger Agreement; provided, that any reference to affiliates in Section 5.4 of the Merger Agreement shall be deemed to have the same meaning as the definition of “Affiliates” hereunder.

4.2 Waiver.

(a) The Shareholder hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect (or attempt to exercise, assert or perfect) any rights of appraisal or rights to dissent from the Pubco Merger or quasi-appraisal rights that it may at any time have under applicable Law, including Section 92A.380 of the Nevada Revised Statutes. The Shareholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Newco, Pubco, the Mergers Subs, the Company, any of their respective affiliates or successors or any of their respective directors, managers or officers (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Pubco Merger) or (b) alleging a breach of any duty of the Company Board of Directors or the Pubco Board of Directors or of any Person in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby; provided, that the foregoing agreement and waiver shall not apply to any claim, derivative or otherwise, under or related to this Agreement.

(b) The Shareholder, on behalf of itself and its respective present and former affiliates, officers, directors, shareholders, heirs, successors, and assigns (collectively, “Releasors”) hereby releases, waives, and forever discharges Newco, the Company, and Pubco and their respective affiliates, employees, officers, directors, shareholders, agents, representatives, successors, and assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law or equity, in each case related to, or arising from, any sale, change of control, or transaction bonuses, or similar payment payable to such Shareholder pursuant to an agreement or other binding arrangement and which becomes payable upon the execution of the Merger Agreement or consummation of the Transactions, which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the Payoff Date.

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4.3 Notice of Certain Events. The Shareholder agrees to notify the Company of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any material breach of any of the representations and warranties of the Shareholder set forth in Section 5. Promptly upon the acquisition of any After-Acquired Shares, the Shareholder shall notify the Company of the number of After-Acquired Shares so acquired; it being understood that any such shares shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof as Covered Shares (and, for the avoidance of doubt, such After-Acquired Shares shall be considered as Covered Shares following such Transfer unless such Transfer Was a Permitted Transfer). The Company shall notify the Shareholder of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any material breach of any of the representations and warranties of the Company set forth in Section 6.

4.4 Pubco Warrants. At least five (5) Business Days prior to the Closing, the Shareholder shall deliver to Pubco (a) a duly executed copy of a notice of exercise (“Notice of Exercise”) for the Common Stock Purchase Warrants (“Pubco Warrants”) issued to such Shareholder by Pubco and (b) the aggregate exercise price for the Pubco Shares underlying such Pubco Warrants (the “Exercise Price”). The Notice of Exercise shall be contingent on, and become effective immediately prior to, the consummation of the Pubco Merger and will result in the issuance by Newco of the number of shares of Newco Common Stock and Newco Prefunded Warrants set forth on the Company Consideration Schedule. In the event that the Closing does not occur and the Merger Agreement is validly terminated in accordance with its terms, Pubco shall return the Exercise Price to the Shareholder.

4.5 Pubco Preferred Stock. At least five (5) Business Days prior to the Closing, the Shareholder shall deliver to Pubco a duly executed copy of a notice of conversion (“Notice of Conversion”) for the shares of Pubco Preferred Stock designated as Series C Convertible Preferred Stock (the “Series C Convertible Preferred Stock”). The Notice of Conversion shall be contingent on, and become effective immediately prior to, the consummation of the Pubco Merger and will result in the issuance by Newco of the number of shares of Newco Common Stock and Newco Prefunded Warrants set forth on the Company Consideration Schedule.

5. Representations and Warranties of the Shareholder. The Shareholder represents and warrants to the Company that:

5.1 Due Organization; Authority.

(a) If the Shareholder is not an individual, (i) the Shareholder is duly organized, validly existing and in good standing (to the extent such concept is recognized under applicable Law) under the Law of its jurisdiction of incorporation or organization, as applicable, (ii) the Shareholder has the requisite power and authority to enter into and to perform its obligations under this Agreement, (iii) the execution and delivery of this Agreement by the Shareholder and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder, and (iv) no other proceedings on the part of the Shareholder are necessary to authorize the execution, delivery and performance of this Agreement by the Shareholder or to consummate the transactions contemplated hereby. If the Shareholder is an individual, the Shareholder has the requisite legal capacity, right and authority to execute, deliver and perform the Shareholder’s obligations under this Agreement and to consummate the transactions contemplated hereby.

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(b) This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to the Enforceability Limitations.

5.2 Ownership of the Covered Shares; Voting Power. The Shareholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all of the Covered Shares and has good and marketable title to all of the Covered Shares free and clear of any lien, charge, pledge, security interest, claim, adverse ownership interest, or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a shareholder in respect of the Covered Shares (collectively, “Liens”), other than those created by this Agreement or those imposed by applicable securities Law or for such Liens as would not prohibit, limit or otherwise conflict with the Shareholder’s compliance with its obligations pursuant to this Agreement (collectively, “Permitted Liens”). The Covered Shares listed on Schedule A constitute all of the Pubco Shares beneficially owned by the Shareholder as of the date hereof. As of the date hereof, the Shareholder has not entered into any agreement to Transfer any of the Covered Shares. The Shareholder has full voting power with respect to all of the Covered Shares, and full power of disposition with respect to the Covered Shares, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all the Covered Shares. None of the Covered Shares are subject to any shareholders’ agreement, proxy, voting trust or other agreement, arrangement or Lien with respect to the voting of the Covered Shares, except as expressly provided herein (including Permitted Liens) or in the Registration Rights Agreement.

5.3 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by the Shareholder nor the consummation of the transactions contemplated hereby nor compliance by the Shareholder with any provisions herein will (a) if the Shareholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the organizational documents of the Shareholder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of the Shareholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other securities laws and the rules and regulations promulgated thereunder, (c) violate, conflict with, or result in a breach of or default under any provisions of, or require any consent, waiver or approval under any of the terms, conditions or provisions of any material Contract to which the Shareholder is a party or by which the Shareholder or any of the Covered Shares may be bound, (d) result in the creation or imposition of any Lien (other than any Lien created by the Company or the Permitted Liens) on any asset of the Shareholder or (e) violate any Law applicable to the Shareholder or by which any of the Covered Shares are bound, except, in the case of each of the clauses above, as would not, individually or in the aggregate, reasonably be expected to prevent, impair or materially delay the consummation by the Shareholder of the transactions contemplated by this Agreement or otherwise prevent, impair or materially delay the Shareholder’s ability to perform its obligations hereunder.

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5.4 No Proceedings. As of the date hereof, there is no Proceeding pending against or, to the knowledge of the Shareholder, threatened against the Shareholder or any of the Shareholder’s properties or assets (including any of the Covered Shares) that would, individually or in the aggregate, reasonably be expected to prevent, impair or materially delay the consummation by the Shareholder of the transactions contemplated by this Agreement or otherwise prevent, impair or materially delay the Shareholder’s ability to perform its obligations hereunder.

5.5 Acknowledgment of the Terms and Conditions. The Shareholder has been represented by or had opportunity to be represented by independent counsel, and to the extent the Shareholder is not an individual, such Shareholder’s authorized officers have carefully read and fully understood this Agreement and the Merger Agreement.

5.6 No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon the arrangements made by or on behalf of the Shareholder in his or its capacity as such.

6. Representations and Warranties of the Company. The Company represents and warrants to the Shareholder that:

6.1 Due Organization; Authority. The Company is duly organized and validly existing under the Laws of the State of Israel, it is not a “defaulting company” as such term is defined in the ICL. The Company has the requisite power and authority to enter into and to perform its obligations under this Agreement. The execution and delivery of this Agreement by the Company and performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of each Shareholder, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Limitations.

6.2 Absence of Manipulation. The Shareholder further represents and agrees that the undersigned has not taken and will not take, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Covered Shares, or which has otherwise constituted or will constitute any prohibited bid for or purchase of the Covered Shares or any related securities. Except as permitted in Section 2.3 of this Agreement, neither the Shareholder or any entity managed or controlled by the Shareholder nor has any Person acting on behalf of or pursuant to any understanding with the Shareholder, has directly or indirectly, engaged in or effected any transactions in the Covered Shares (including, without limitation, (i) any Short Sales (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) the Covered Shares or (ii) hedging transaction, in either case which establishes a net short position involving Pubco’s securities) during the period commencing on January 9, 2026 and ending upon the expiration of the Lock-up Period.

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6.3 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby nor compliance by the Company with any provisions herein will (a) violate, contravene or conflict with or result in any breach of any provision of the organizational documents of the Company, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of the Company, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other securities laws and the rules and regulations promulgated thereunder, (c) violate, conflict with, or result in a breach of or default under any provisions of, or require any consent, waiver or approval under any of the terms, conditions or provisions of any material Contract to which the Company is a party or by which the Company may be bound, (d) result in the creation or imposition of any Lien on any asset of the Company or (e) violate any Law applicable to the Company, except, in the case of each of the clauses above, as would not, individually or in the aggregate, reasonably be expected to prevent, impair or materially delay the consummation by the Company of the transactions contemplated by this Agreement or otherwise prevent, impair or materially delay the Company’s ability to perform its obligations hereunder.

6.4 No Proceedings. There is no Proceeding pending against or, to the knowledge of the Company, threatened against the Company that would, individually or in the aggregate, reasonably be expected to prevent, impair or materially delay the consummation by the Company of the transactions contemplated by this Agreement or otherwise prevent, impair or materially delay Pubco’s ability to perform its obligations hereunder.

7. Termination. Unless earlier terminated by the written consent of Pubco (in its sole and absolute discretion), this Agreement shall terminate automatically and shall have no further force or effect (a) one hundred eighty (180) days following the Closing Date with respect to Section 2.3 or (b) as of the Expiration Time with respect to the other provisions in this Agreement. Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 7 shall relieve any Party from liability for fraud or any willful breach of this Agreement prior to termination hereof and (ii) the provisions of this Section 7 and Section 9 shall survive any termination of this Agreement. In the event that the Merger Agreement is terminated, this Agreement shall automatically terminate.

8. Reliance. The Shareholder understands and acknowledges that that the Company is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

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9. Miscellaneous.

9.1 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.2 Binding Effect and Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. Any assignment in violation of this Section 9.2 shall be void.

9.3 Amendments and Waivers. Any provision of this Agreement may be amended, modified, supplemented or waived if, but only if, such amendment, modification, supplement or waiver is in writing and is signed, in the case of an amendment, modification or supplement by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective. No failure or delay by any Party to assert any of its rights under this Agreement or otherwise shall constitute a waiver of such rights.

9.4 Specific Performance; Injunctive Relief. The Parties agree that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and any further equitable relief, in each case in accordance with Section 9.6, this being in addition to any other remedy to which such Party is entitled under the terms of this Agreement at law or in equity. The Parties’ rights in this Section 9.4 are an integral part of the transactions contemplated hereby and each Party hereby waives any objections to any remedy referred to in this Section 9.4 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.4, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

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9.5 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given in the manner described in Section 9.4 of the Merger Agreement, addressed as follows: (i) if to the Company, to its address or email address set forth in Section 9.4 of the Merger Agreement, and (ii) if to the Shareholder, to the Shareholder’s address or email address set forth on a signature page hereto, or to such other address or email address as such Party may hereafter specify for the purpose by notice to each other Party hereto.

9.6 Applicable Law; Jurisdiction of Disputes. This Agreement and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, USA, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or otherwise) that would cause the application of the Laws of any other jurisdiction; except that provisions related to the internal affairs of the Company, the fiduciary and other duties of its directors, the procedures for implementing, and effects of, the Pubco Merger, and all other provisions of, or transactions contemplated by, this Agreement that are expressly or otherwise required to be governed by the Laws of the State of Israel shall be governed by such Laws. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Notwithstanding the foregoing, with respect to any action or proceeding arising out of this Agreement or any of the transactions contemplated hereby that primarily relate to Israeli Law matters, each of the parties hereto (x) consents to submit itself to the personal jurisdiction of the courts of Tel-Aviv, Israel, and (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.6 in the manner provided for notices in Section 9.5. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

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9.7 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8 Entire Agreement. This Agreement, together with the Merger Agreement contains the entire understanding of the Parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the Parties with respect to such subject matter.

9.9 Counterparts. This Agreement may be executed manually or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf or DocuSign format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

9.10 Interpretation. When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act; provided, that no direct or indirect portfolio companies (as such term is understood in the private equity industry) or investments of or affiliated with the Shareholder of any of its Affiliates shall be deemed or treated as an Affiliate of the Shareholder. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive, and shall be interpreted as “and/or.” The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires. A reference to any specific Law or to any provision of any Law, whether or not followed by the phrase “as amended,” includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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9.11 Capacity as Shareholder. No person executing this Agreement who is or becomes an officer or director of the Company makes any agreement or understanding herein in his or her capacity as such officer or director. The Shareholder signs solely in his, her or its capacity as the record and beneficial owner of the Covered Shares. Nothing herein shall limit or affect any actions taken by a Shareholder or any officer, director, employee, affiliate or representative of a Shareholder solely in his or her capacity as an officer or director of the Company, including without limitation, exercising his or her fiduciary duties in connection thereto.

9.12 Adjustments. After the date of this Agreement and prior to the termination of this Agreement in accordance with Section 7, in the event of an Adjustment, the term “Covered Shares” shall be deemed to refer to and include any stock (or share) and any securities into which or for which any or all of such stock (or share) and securities may be changed or exchanged or which are received in such Adjustment.

9.13 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

9.14 No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed and delivered by all parties thereto and (ii) this Agreement is executed and delivered by all Parties.

9.15 Further Assurances. The Shareholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use the Shareholder’s reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to perform the Shareholder’s obligations under this Agreement.

9.16 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the Parties and each such Party’s respective heirs, successors and permitted assigns, except as otherwise set forth herein.

9.17 Non-Survival of Representations and Warranties. The respective representations and warranties of the Shareholder and the Company contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

9.18 Non-Recourse. Notwithstanding anything herein to the contrary, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or to the extent related to this Agreement may only be brought against the entities that are expressly named as Parties hereto and their respective successors and assigns. Except as set forth in the immediately preceding sentence, no past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, advisor or representative of any Party hereto, and no past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, advisor or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any Party hereto under this Agreement (whether in tort, contract or otherwise). The Parties acknowledge and agree that the Non-Recourse Parties are third party beneficiaries of this Section 9.18, each of whom may enforce the provisions thereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Support Agreement as of the date first above written.

XTEND REALITY EXPANSION LTD.

By:	/s/ Aviv Shapira
Name:	Aviv Shapira
Title:	Co-Founder and Chief Executive Officer
Address:	[**]
Email:	[**]

AMERICAN VENTURES LLC, SERIES XIV, JFB By its Manager, American Ventures Management LLC

By:	/s/ Eric Newman
Name:	Eric Newman, Manager
Address:	[**]
E-mail:	[**]

[Signature Page to Support Agreement]

SCHEDULE A
COVERED SHARES

Name of Shareholder	Number of Class A Common Stock	Number of Class B Common Stock	Number of Preferred Stock
American Ventures LLC, Series XIV JFB	0	0	4,389,500 Series C Convertible Preferred Stock